Announcement  | Lisbon  | 24 February 2014

Solicitation of consents by Portugal Telecom, SGPS, S.A.: announcement of amendments to solicitation timetable

Portugal Telecom, SGPS, S.A. (the “Issuer”) announced, on 7 February 2014, a solicitation of consents from the holders of its €400,000,000 6.25 per cent. Notes due 2016 issued under its Euro Medium Term Note Programme (ISIN PTPTCYOM0008) (the “Notes”), in accordance with the terms and conditions set out in the Consent Solicitation Memorandum dated 7 February 2014 (the “Consent Solicitation Memorandum”). This announcement should be read together with the Consent Solicitation Memorandum. Capitalised terms used in this announcement but not defined have the meanings given to them in the Consent Solicitation Memorandum.

The Issuer hereby notifies the holders of the Notes that it is extending the Early Voting Deadline to 5:00 p.m. (Lisbon time) on Wednesday, 26 February 2014. Noteholders who vote in favour of the Extraordinary Resolution by delivering or procuring the delivery of a Consent Instruction by the amended Early Voting Deadline will be eligible to receive the Early Consent Fee.

For the purposes of delivering or procuring the delivery of a Consent Instruction as from the date hereof, holders of the Notes must use this website: http://www.e-forms.lucid-is.com/portugaltelecom. Once in the website, holders of the Notes should register as a “new user”, wait to receive a password by email, login as an “existing user” with the password received and then insert the information requested: name, email address, telephone number, address, tax ID number, name of the Financial Intermediary, tax ID number of the Financial Intermediary, securities account, principal amount of the Notes that the holder wishes to vote in relation to, voting instruction, IBAN and BIC / swift code for receiving the Early Consent Fee if eligible (and subject to all conditions being met). If necessary, holders of the Notes should contact their banks to obtain the required information.

For the avoidance of doubt, Consent Instructions that have already been submitted are irrevocable.

The other terms of the Consent Solicitation as set out in the Consent Solicitation Memorandum remain unchanged in all other respects.

Noteholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee through which they hold Notes whether such broker, dealer, bank, custodian, trust company or other trustee would require receiving any notice or instructions prior to the deadlines set out above.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the NYSE Euronext Lisbon and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.telecom.pt

Important Notice for U.S. Holders

This Consent Solicitation is made for the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements in Portugal and the United Kingdom that are different from those of the United States of America.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors are residents of foreign countries. You may not be able to sue a foreign company or its officers and directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The distribution of this document in certain jurisdictions may be restricted by law and persons into whose possession this document comes are requested to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction in relation to the Consent Solicitation that would permit a public offering of securities.

Nothing in this document constitutes an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would be unlawful.

For Further Information

A complete description of the terms and conditions of the Consent Solicitation is set out in the Consent Solicitation Memorandum.  Further details about the transaction can be obtained from:

Solicitation agents

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Email: eu.lm@barclays.com

Telephone: +44 (0)20 3134 8515

Attention: Liability Management Group

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BofA Merrill Lynch

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Email: john.m.cavanagh@baml.com

Telephone: +44 (0)20 7995 3715

Attention: John Cavanagh

Email: karl.bystedtwikblom@baml.com

Telephone: +44 (0)20 7996 0867

Attention: Karl Bystedt Wikblom

Tabulation agent

Lucid Issuer Services Limited

Leroy House

436 Essex Road

London

N1 3QP

United Kingdom

Email: pt@lucid-is.com

Telephone: +44 (0)20 7704 0880

Attention: Yves Theis / Thomas Choquet

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Principal paying agent

Citibank, N.A.

13th Floor Citigroup Centre

Canada Square

London E14 5LB

United Kingdom

Email: ppapayments@citi.com

Telephone: +3531622 2210

Attention: Principal Paying Agent

The Solicitation Agents, the Paying Agents and the Tabulation Agent are agents of the Issuer and owe no duty to any holder of the Notes.

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